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Griffin-American Healthcare REIT II Announces International Expansion
Signs definitive agreements to acquire 44-facility UK Senior Housing Portfolio for £298.5 million

NEWPORT BEACH, Calif. (July 11, 2013) – Griffin-American Healthcare REIT II, Inc., announced today that the REIT has entered into definitive agreements with Myriad Healthcare Limited, a provider of high-quality residential care facilities to elderly people in the United Kingdom, to acquire a 44-facility portfolio of premium senior housing and care facilities located in England, Scotland and the Channel Island of Jersey for an aggregate purchase price of £298.5 million, or approximately $447.8 million based on the currency exchange rate on the date the agreements were executed.

The majority of the portfolio, known as the UK Senior Housing Portfolio, is concentrated in England’s affluent South East region, primarily in the Home Counties around Greater London, with additional locations near Birmingham, Bristol and Oxford. The Scottish component of the portfolio is comprised of six facilities located in affluent areas north of Edinburgh, while two facilities are located in Jersey. Approximately 52 percent of the portfolio’s year-end 2012 revenue was derived from private pay residents, significantly higher than the UK national average of 32 percent, according to statistics provided by the London School of Economics’ Personal Social Services Research Unit.

“Since the launch of Griffin-American Healthcare REIT II in 2009, we have consistently stated that our goal is to build a diverse portfolio of healthcare real estate and to establish one of the best REITs in the market on behalf of stockholders,” said Jeff Hanson, chairman and chief executive officer of the REIT. “Upon completion of this acquisition, Griffin-American Healthcare REIT II will add a significant international presence to an already extensive national footprint, creating one of the largest and best diversified healthcare REITs in the world in terms of geography, revenue sources and asset types. Further, upon closing, our portfolio will exceed $2.0 billion, based on aggregate purchase price.”

Under the terms of the transaction agreements, the UK portfolio will be leased to Myriad Healthcare Limited, operating as Caring Homes, under 35-year absolute net leases with annual rent escalations. Further, the leases will be cross-defaulted and cross-collateralized among all 44 elder care facilities and guaranteed by Myriad Healthcare’s parent company. The lease obligations will also be guaranteed by Myriad’s specialist division, which provides care to individuals with learning disabilities and mental health needs in more than 70 freehold care facilities in the UK. As part of the transaction, the REIT is also providing construction financing for new senior housing developments that it will acquire upon the developments reaching minimum required occupancy and imputed rent coverage ratios. The developments will be acquired by the REIT at construction cost, and will then be leased back to Myriad Healthcare.

Paul Jeffery, CEO of Myriad Healthcare Limited said: “This will be a transformational event for our company with a partner which is as committed to growth in the private pay market as we are. We have built our success by providing high-quality care for elderly residents in the UK in first-rate facilities and locations. This partnership allows us to continue to execute this strategy and expand our footprint in the UK’s growing private pay elderly care sector.”

Founded in 1994, Myriad Healthcare is one of the largest operators of senior residential care homes in the UK, based on operating beds, according to Laing & Buisson, a leading provider of information and market intelligence on the independent health, community care and childcare sectors in the UK. Employing more than 5,000 professionals, the company operates 136 care homes and provides 3,382 beds in elderly care and specialist learning disability care. Myriad’s elderly care division has a significantly higher percentage of private pay income among the major operators in the UK and focuses primarily on the growth potential of the private pay market.

“This investment will partner Griffin-American Healthcare REIT II with one of the UK’s leading operators of senior care communities and broaden our investment strategy internationally,” said Danny Prosky, president and chief operating officer of the REIT. “As in the United States, the population of the United Kingdom is rapidly aging, creating greater demand for senior care. We are pleased to partner with one of the UK’s premier operators in the field and to further expand our portfolio in this attractive sector and market.”

Upon completion of the acquisition, the UK Senior Care portfolio would add approximately 962,000 square feet and 2,163 beds to the portfolio of Griffin-American Healthcare REIT II, which currently totals 174 buildings acquired for approximately $1.56 billion, diversified across 28 states and all four clinical asset classes: medical office buildings, skilled nursing facilities, hospitals and seniors housing. Since Jan. 1, 2012, the portfolio has grown by approximately 255 percent, based on purchase price. As of March 31, 2013, the Griffin-American Healthcare REIT II property portfolio was 96 percent leased with a weighted average remaining lease term of approximately nine years and leverage (total debt divided by total assets) of 21.7 percent.

The acquisition is expected to close during the third quarter of 2013, although closing is subject to receipt of regulatory approvals and other customary closing conditions and there can be no assurance that the acquisition will close or, if it does, when the closing will occur.

About Griffin-American Healthcare REIT II, Inc.
Griffin-American Healthcare REIT II, Inc. is a real estate investment trust organized to invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT II, please visit .

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This release contains certain forward-looking statements with respect to the company’s ability to acquire the UK Senior Housing Portfolio during the third quarter of 2013, if at all, and expand its portfolio in excess of $2 billion; its ability to build a diversified portfolio of healthcare real estate; its ability to broaden its investment strategy internationally; its ability to add a significant international presence; its ability to create one of the largest and best diversified healthcare-focused REITs in the world; Myriad Healthcare’s ability to develop additional elder care homes, to be able to continue to provide the high quality of care to elderly residents in the UK and to expand its footprint in the UK’s private pay elder care sector; the rapidly aging UK population and growing demand for more and greater senior care. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: receipt of certain regulatory approvals and satisfaction of certain closing conditions; our strength and financial condition; uncertainties relating to changes in general economic, healthcare and real estate conditions in the UK; uncertainties regarding changes in the healthcare industry and healthcare legislation; and other risk factors as outlined in our company’s periodic reports, as filed with the U.S. Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements.  We undertake no obligation to update any such statements that may become untrue because of subsequent events.